HSBC Green Energy Access Notes
Filed Pursuant to Rule 433
Registration No. 333-133007
June 3, 2008

FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
and Prospectus Addendum dated December 12, 2007)

INDICATIVE TERMS*

Issuer	HSBC USA Inc.
Reference Asset	The HSBC Investable Low Carbon Energy Production Index (Bloomberg ticker: HSCCIL <Index>).
Purchase Price	$1,030.00 per note.
Principal Amount	$1,000.00 per note.
Upfront Fee	[3.00]% of the principal amount.
Payment at Maturity	For each $1,000 note, a cash payment equal to the cash settlement value.
Payment at Early Exchange	For each $1,000 note, a cash payment equal to the cash settlement value minus the early redemption fee.
Cash Settlement Value	An amount equal to the product of (a) the principal amount multiplied by (b) the index return
Early Redemption Fee	Upon an early exchange, [1.00]% of the cash settlement value on the applicable valuation date.
Index Return	Index Ending Level Index Starting Level
Index Starting Level	The closing level of the reference asset on the trade date.
Index Ending Level	The closing level of the reference asset on the applicable scheduled trading day.
Early Exchange Right	You may exchange your notes on any exchange date for the Payment at Early Exchange, as determined on the applicable valuation date.
Trade Date	[June 25, 2008]
Pricing Date	[June 25, 2008]
Original Issue Date	[June 30, 2008]
Final Valuation Date	[June 27, 2011]
Maturity Date	[June 30, 2011]
Exchange Dates	[June 25, 2009] and [June 25, 2010]
Valuation Dates	3 business days prior to each exchange date and 3 business prior to the maturity date.

The HSBC Low Carbon Energy Production Index

With expectations of growing demands for global energy consumption, fossil fuel based energy supplies are not expected to meet all of our needs without obvious consequences for the global environment. The exploitation of technologies based on renewable energies offers opportunities for investment and includes companies that are involved in the implementation and adoption of environmentally friendly technologies.

The Index is currently made up of 26 companies and provides liquid exposure to themes associated with Solar, Nuclear, Integrated Power, Wind and Biofuels. The Low Carbon Index can track up to 50 companies.

Index Performance

The HSBC Investable Low Carbon Energy Production Index established a base value of 100 as of December 31, 2003 and was officially launched on September 24, 2007.

Sector Breakdown

REFERENCE ASSET DESCRIPTION

The HSBC Investable Low Carbon Energy Production Index (“HSCCIL”) is a market capitalization weighted index which tracks the performance of liquid global stocks engaged in low carbon energy production themes. The Index is currently comprised of 26 companies. To be considered for inclusion in this index, such stocks must have annual reported revenues from low carbon energy related activities of more than 50%. In addition, stocks must meet minimum market capitalization and daily trading volume standards, currently about $1 billion and $5 million respectively. The Index is rebalanced on a quarterly basis. The Index can track a maximum of 50 global stocks.

The following 5 industry sectors have been deemed low carbon energy production sectors and are currently represented in the Low Carbon Energy Production category, and therefore, the reference asset: Solar, Wind, Nuclear, Integrated Power, and Biofuels. While not currently represented, going forward the following sectors may be represented in the Low Carbon Energy Production category: Geothermal/Hydro, Gas, Diversified Renewables, and Agrochemicals.

INVESTOR SUITABILITY

The notes may be suitable for you if:

▪
You seek an investment with exposure to the performance of an index that tracks the performance of up to 50 companies engaged in low carbon energy production themes. The index currently tracks 26 companies.

▪
You believe the level of the reference asset will increase during the term of the notes by an amount sufficient to offset the upfront fee (as well as the early redemption fee if the early exchange right is exercised).

▪	You are willing to expose 100% of your invested principal amount in the notes to the full downside performance of the reference asset.
▪	You are willing to hold the notes to maturity or until an early exchange date.
▪	You do not seek current income from this investment.

The notes may not be suitable for you if:

▪	You do not seek an investment with exposure to the performance of an index that tracks the performance of up to 50 companies engaged in low carbon energy production themes.
▪
You believe the level of the reference asset will decline during the term of the notes or the level of the reference asset will not increase by an amount sufficient to offset the upfront fee (as well as the early redemption fee if the early exchange right is exercised).

▪	You are unable or unwilling to hold the notes to maturity or until an early exchange date.
▪	You seek an investment that is principal protected.
▪
You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments that have comparable maturities and are issued by us or issuers with comparable credit ratings.

▪	You seek current income from this investment.
▪	You seek an investment for which there is an active and liquid secondary market.

KEY CONSIDERATIONS

▪	At maturity or upon an early exchange, the notes are exposed to any decline in the price of the reference asset.
▪
To receive a positive return on your initial investment at maturity or upon early exchange, the reference asset must have appreciated sufficiently by the applicable valuation date to offset the upfront fee (and the early redemption fee if the early exchange right is exercised).

▪	The return on the notes is linked to the performance of the reference asset and may be positive or negative.
▪	You will not receive any periodic interest payments on the notes.
▪
You may only redeem your notes on an exchange date if we receive confirmation of your instructions to your broker no later than 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date.

▪	There may be little or no secondary market for the notes—the notes will not be listed or displayed on any securities exchange or quotation system.
▪	An investment in the notes will involve risks associated with stocks that derive substantial revenue from climate change related activities.
▪	The reference asset is calculated by HSBC Bank plc, one of our affiliates. We have no responsibility for HSBC Bank plc’s calculation of the reference asset.
▪	The notes are subject to significant risks not associated with conventional fixed rate or floating rate debt securities.
▪
It is suggested that prospective investors reach an investment decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the notes in light of their particular circumstances.

▪	These notes are not bank deposits and are not insured by the FDIC or any other U.S. federal or state government agency.

This Free Writing Prospectus relates to one note offering linked to the reference asset identified on the cover page. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the Prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum of December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page S-3 of the Prospectus Supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a Prospectus) and a second Free Writing Prospectus with the Securities and Exchange Commission for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the Prospectus, the Prospectus Supplement, the other FWP and this FWP for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement or Pricing Supplement if you request it by calling toll free, 1-888-800-4722.

You may also obtain:
•	the Prospectus Supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
•	the Prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm
•	the Prospectus Addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm
•	the Free Writing Prospectus at www.sec.gov/Archives/edgar/data/83246/000114420408033396/v116471_fwp.htm

We are using this Free Writing Prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.